Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS EARNINGS

FOR THIRD QUARTER

WATSONVILLE, CA, October 16, 2003—West Marine, Inc. (Nasdaq: WMAR) today reported net income for the third quarter ended September 27, 2003 of $8.1 million, or $0.39 per share, an increase of 16.6% compared to net income of $6.9 million, or $0.35 per share, a year ago. Net sales for the quarter were $191.9 million, up 27.3% from $150.7 million in 2002. Comparable store net sales for the quarter increased 1.2% from 2002. Sales from the 62 BoatU.S. stores acquired in January 2003 are included in total sales, but are not reflected in comparable store sales statistics. Comparable store sales are defined as sales from stores where selling square footage did not change by more than 40% in the previous thirteen months and that have been open at least thirteen months.

Net income for the thirty-nine weeks ended September 27, 2003 was $21.7 million, or $1.08 per share, compared to $20.3 million, or $1.04 per share, for the same period last year. Net sales for the thirty-nine weeks ended September 27, 2003 were $536.0 million, an increase of 22.4% from sales of $437.9 million for the same period a year ago. Comparable store net sales for the thirty-nine weeks ended September 27, 2003 decreased by 3.6% compared to the same period a year ago.

John Edmondson, West Marine’s chief executive officer, stated, “The third quarter was our first positive comparable store sales quarter this year at 1.2%. As previously reported, we believe that due to unseasonable weather an unusually large number of our customers in the Northeast never put their boats in the water.

“We are currently running slightly positive comparable store sales month-to-date, and we anticipate that trend to continue through mid-November and then to improve for the remainder of the fourth quarter, primarily due to lower comparable store sales reported late in the fourth quarter last year. We expect net sales for the fourth quarter of approximately $125 million to $130 million, and our loss estimate for the fourth quarter remains in the range of ($0.11) to ($0.09) per share, versus last year’s loss of ($0.07) per share. Our earnings estimate for 2003 ranges from $0.94 to $0.96 per share. Excluding acquisition-related costs incurred during the first quarter of $2.8 million, or $0.09 per share, we estimate our 2003 earnings per share to range from $1.03 to $1.05, compared to $0.97 per share last year.

“Looking to 2004, we expect net sales in the range of $719 million to $726 million and earnings per share to range from $1.40 to $1.47. This includes a comparable store sales estimate of approximately 4.0%.”

Our 2004 and fourth quarter 2003 sales and earnings estimates versus 2003 actual results for the first three quarters are as follows:

		2004			2003
1st Qtr.	Net Sales	$126 M	to	$128 M	$111 M
	EPS	$(0.19)	to	$(0.17)	$(0.32)
2nd Qtr.	Net Sales	$258 M	to	$260 M	$233 M
	EPS	$1.18	to	$1.21	$0.98
3rd Qtr.	Net Sales	$206 M	to	$208 M	$192 M
	EPS	$0.50	to	$0.51	$0.39
4th Qtr.	Net Sales	$129 M	to	$130 M	$125 M	to	$130 M
	EPS	$(0.09)	to	$(0.08)	$(0.11)	to	$(0.09)
Total	Net Sales	$719 M	to	$726 M	$661 M	to	$666 M
	EPS	$1.40	to	$1.47	$0.94	to	$0.96

All estimates for 2004, including comparable store sales, include results from the 62 BoatU.S. stores acquired in January 2003.

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 339 stores in 38 states, Puerto Rico and Canada, and more than $600 million in annual sales. The Company’s successful Catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange Internet purchases at West Marine retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. Because the overwhelming majority of West Marine’s revenues come from aftermarket sales, West Marine has traditionally been less affected by economic downturns than manufacturers and sellers of new boats.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Catalog division as West Marine and its competitors open new stores, the impact of the Internet on the supply chain, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s Annual Report on Form 10-K for the year ended December 28, 2002 and Quarterly Report on Form 10-Q for the period ended June 28, 2003. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

WEST MARINE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share data)

	Sep 27, 2003	Dec 28, 2002	Sep 28, 2002
ASSETS
Current assets:
Cash	$4,368	$4,722	$4,773
Trade receivables, net	6,835	5,577	6,180
Merchandise inventories	288,260	221,248	203,936
Prepaid expenses and other current assets	19,644	16,955	13,683

Total current assets	319,107	248,502	228,572

Property and equipment, net	82,584	74,320	74,626
Goodwill	60,862	33,998	33,899
Other assets	7,065	1,667	1,842

Total assets	$469,618	$358,487	$338,939

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$55,247	$47,723	$36,023
Accrued expenses	33,065	24,216	28,606
Current portion of long-term debt	36	8,625	8,786

Total current liabilities	88,348	80,564	73,415

Long-term debt	118,231	48,731	36,524
Deferred items and other non-current obligations	9,789	7,128	5,929

Total liabilities	216,368	136,423	115,868

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: at 19,973,224 September 27, 2003, 19,270,957 at December 28, 2002, and 19,225,783 at September 28, 2002	20	19	19
Additional paid-in capital	137,967	128,933	128,566
Accumulated other comprehensive income	462	31	15
Retained earnings	114,801	93,081	94,471

Total stockholders' equity	253,250	222,064	223,071

Total liabilities and stockholders' equity	$469,618	$358,487	$338,939

West Marine, Inc.

Condensed Consolidated Statements of Income

For the Thirteen Weeks Ended September 27, 2003 and September 28, 2002

(Unaudited, in thousands except per share amounts)

	13 Weeks September 27, 2003		13 Weeks September 28, 2002
Net sales	$191,916	100.0%	$150,715	100.0%
Cost of goods sold, including buying and occupancy	134,127	69.9%	104,809	69.5%

Gross profit	57,789	30.1%	45,906	30.5%
Selling, general and administrative expenses	43,084	22.4%	33,811	22.4%

Income from operations	14,705	7.7%	12,095	8.0%
Interest expense	1,487	0.8%	661	0.4%

Income before income taxes	13,218	6.9%	11,434	7.6%
Income taxes	5,155	2.7%	4,516	3.0%

Net income	$8,063	4.2%	$6,918	4.6%

Net income per common and common equivalent share:
Basic	$0.41		$0.36
Diluted	$0.39		$0.35
Weighted average common and common equivalent shares outstanding:
Basic	19,867		19,224
Diluted	20,561		19,701
Stores open at the end of period	339		252

West Marine, Inc.

Condensed Consolidated Statements of Income

For the Thirty-Nine Weeks Ended September 27, 2003 and September 28, 2002

(Unaudited, in thousands except per share amounts)

	39 Weeks Ended September 27, 2003		39 Weeks Ended September 28, 2002
Net sales	$536,030	100.0%	$437,923	100.0%
Cost of goods sold, including buying and occupancy	367,215	68.5%	301,521	68.9%

Gross profit	168,815	31.5%	136,402	31.1%
Selling, general and administrative expenses	126,095	23.5%	100,020	22.8%

Income from operations	42,720	8.0%	36,382	8.3%
Interest expense	7,112	1.3%	2,830	0.6%

Income before income taxes	35,608	6.6%	33,552	7.7%
Income taxes	13,888	2.6%	13,253	3.0%

Net income	$21,720	4.1%	$20,299	4.6%

Net income per common and common equivalent share:
Basic	$1.11		$1.08
Diluted	$1.08		$1.04
Weighted average common and common equivalent shares outstanding:
Basic	19,590		18,809
Diluted	20,203		19,567